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                                Sickbay.com, Inc.

                              (a Utah corporation)


                                  Common Stock





                            STOCK PURCHASE AGREEMENT






Dated: ____________, 2000

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


     THIS STOCK PURCHASE AGREEMENT ("Agreement") dated as of February 11, 2000 is by and among Sickbay.com, Inc., a Utah corporation (the "Company") and First Frontier Holdings, Inc., a New York corporation ("FFH").

                                    RECITALS


     WHEREAS, the Company desires to issue and sell to FFH in accordance with and subject to the terms and conditions set forth in this Agreement the number of shares of Common Stock, par value $.001 per share, of the Company set forth in paragraph 3(a) of this Agreement (the "FFH Shares");

     WHEREAS, FFH desires to purchase from the Company in accordance with and subject to the terms and conditions set forth in this Agreement the FFH Shares;

     WHEREAS, simultaneous with the Closing (defined herein) of the purchase and sale of the FFH Shares, the Company, FFH, and each of the other stockholders of the Company shall enter into a stockholders agreement and a registration rights agreement, each dated as of the date of the Closing (the "Stockholders' Agreement" and the "Registration Rights Agreement", respectively), the forms of which are attached hereto as Exhibits A and B, respectively;

     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, the receipt and sufficiency of which is hereby acknowledged, and subject to the terms and conditions set forth herein, the parties hereto agree as follows:

1. Representations and Warranties by the Company. The Company represents and warrants to FFH as of the time of Closing on the date hereof, and agrees with FFH, as follows:

     (a) Organization and Good Standing; Power and Authority; Qualifications. The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah and (ii) has all requisite corporate power and authority to own, lease and operate its properties, to carry on the business of the Company conducted prior to the execution of this Agreement and proposed to be conducted following the execution of this Agreement and to enter into and carry out the transactions contemplated by this Agreement and the other Documents (defined herein) and to perform the obligations contemplated by the Certificate of Incorporation. The Company is duly qualified to transact business as a foreign corporation in, and is in good standing under the laws of, those jurisdictions listed on Schedule 1 hereto, which jurisdictions constitute all of the jurisdictions wherein the character of the property owned or leased by the Company or the nature of the activities conducted by the Company makes such qualification necessary, except for those jurisdictions where the failure to be so qualified and in good standing would not result in a material adverse change in the business, operations, properties, assets or financial condition, or in the earnings, business affairs or business prospects of the Company (a "Material Adverse Effect").

     (b) Authorization, Preparation and Filing of the Certificate. The preparation and filing with the Secretary of State of the State of Utah of the Company's First Amended and Restated Certificate of Incorporation has been duly authorized by all requisite corporate action on the part of the Company, and no other corporate action on the part of the Company is necessary with respect to such preparation and filing.

     (c) Authorization of the Documents. The execution, delivery and performance by the Company of each of this Agreement, the Stockholders' Agreement and the Registration Rights Agreement (collectively, the "Documents") has been duly authorized by all requisite corporate action on the part of the Company, and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of the Documents. Each of the Documents constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and equitable principles generally.

     (d) Authorized Capital. The authorized capital of the Company consists of:

          (i) 500,000 shares of Preferred Stock, par value $.001 per share ("Preferred Stock"), of which 500,000 shares are designated Series A Shares; and

          (ii) 19,650,000 shares of Common Stock, par value, $.001 per share ("Common Stock"), of which (A) ________________shares are outstanding, which such shares shall represent _______% of the aggregate Common Stock Equivalents (defined below) of the Company immediately following the Closing, (B) _____________ shares have been duly reserved for issuance to employees, officers, directors, advisors and consultants of the Company upon the exercise of stock options or as Common Stock the free transferability of which vests over time (collectively, "Permitted Options and Restricted Stock"), which such shares shall represent _____% of the aggregate Common Stock Equivalents of the Company immediately following the


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

     Closing. For purposes of this Agreement, the term "Common Stock Equivalents" as measured on any date shall mean shares of Common Stock or other securities of the Company having the same rights and privileges of Common Stock outstanding on such date, shares of Common Stock into or for which any securities of the Company are convertible, exchangeable or exercisable on such date, and shares of Common Stock reserved for issuance upon the exercise of stock options or issuable as Common Stock subject to restricted transfer, including, without limitation, the Permitted Options and Restricted Stock.

     (e) Issued and Outstanding Capital Stock. The shares of issued and outstanding capital stock of the Company immediately prior to the Closing have been duly authorized and validly issued, and are fully paid and nonassessable with no personal liability attaching to the ownership thereof; none of the shares of outstanding capital stock of the Company are subject to preemptive or similar rights of the stockholders of the Company or others. Schedule 1 hereto contains a list of (i) all holders of record of capital stock of the Company who are either officers, directors or holders of 10% or more of any class, including the number of shares of capital stock held by each such holder, and (ii) all outstanding warrants, options, agreements, convertible securities or other commitments pursuant to which the Company is or may become obligated to issue any shares of its capital stock or other securities, which names all persons entitled of record to receive such shares or other securities, the shares of capital stock or other securities required to be issued thereunder as of the date hereof and the price per share, if any, payable with respect to the issuance of any share of capital stock issuable thereunder. The Company has no knowledge after due inquiry of the names of any beneficial owners of shares of capital stock of the Company who are not otherwise holders of record. Except as set forth on Schedule 1 or as contemplated by the Documents or the Certificate of Incorporation there are, and immediately after the Closing there will be, no rights, including preemptive or similar rights, to purchase or otherwise acquire shares or sell or otherwise transfer shares of the capital stock of the Company pursuant to any provision of law, the Certificate of Incorporation or the Company's by-laws, or any agreement to which the Company is a party; and, except as set forth on Schedule 1 or as contemplated by the Documents or the Certificate of Incorporation, to the Company's knowledge after due inquiry, there are no agreements, restrictions or encumbrances (including, without limitation, any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement, stockholders' agreement, or the like, whether or not the Company is a party thereto) with respect to the purchase, sale or voting of any shares of capital stock of the Company (whether outstanding or issuable upon conversion or exercise of outstanding securities). Except as contemplated by the Documents or the Certificate of Incorporation, no person has the right to nominate or elect one or more directors of the Company.

     (f) Authorization and Issuance of Capital Stock. The authorization, issuance, sale and delivery of the FFH Shares pursuant to this Agreement have been duly authorized by all requisite corporate action on the part of the Company, and the FFH Shares, when issued, sold and delivered in accordance with this Agreement will be validly issued and outstanding, fully paid and nonassessable with no personal liability attaching to the ownership thereof, free of any Encumbrances (defined herein) and not subject to preemptive or similar rights of the stockholders of the Company or other rights, in each case created by the Company. The terms, designations, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of the FFH Shares are as stated in the Certificate of Incorporation, this Agreement and the other Documents.

     (g) Offering Exemption; Private Placement. Subject to and based upon the representations and warranties of FFH the offer and sale of the FFH Shares as contemplated hereby are each exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), and under applicable state securities and "blue sky" laws, as currently in effect. Neither the Company nor any affiliate (as defined in Rule 405 under the Securities Act) of the Company has (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the sale of the FFH Shares in a manner that would require the registration under the Securities Act of the FFH Shares or (ii) engaged in any form of general solicitation or general advertising (within the meaning of Rule 502(c) of Regulation D under the Securities Act) in connection with the offer and sale of the FFH Shares.

     (h) Registration Rights. The only persons other than those contemplated by the Registration Rights Agreement who have registration rights or other similar rights to have any securities registered by the Company under the Securities Act are those persons who are warrant holders to the Company and whose names have been disclosed to FFH in writing.

     (i) Consents. No permit, authorization, consent or approval of or by, or any notification of or filing with, any person (governmental or private) is required of the Company in connection with the execution, delivery and performance by the Company of this Agreement or the other Documents or any documentation relating thereto, the performance by the Company of its obligations under the Certificate of Incorporation, the consummation by the Company of the transactions contemplated hereby or thereby, or the issuance, sale or delivery of the FFH Shares (other than such notifications or filings required under the General Corporation Law of the State of Utah and applicable federal and state securities laws, if any, which shall be made on a timely basis) except where the absence of such permit, authorization, consent, approval, notification or filing would not result in a Material Adverse Effect.

     (j) Disclosures. No representation or warranty contained in this Agreement or Schedule 1 hereto, when read together, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made.

     (k) Corporate Minute Books. The Company has made available to FFH true and correct copies of all minutes of meetings or other actions by the directors, stockholders or incorporators and the by-laws of the Company held, taken or adopted since December 29, 1999, the date Sickbay took control of the Company.

     (l) Assets. The Company has good and valid title to, or a leasehold or license to or interest in, all of its assets and properties, free and clear of any mortgages, judgments, claims, liens, security interests, pledges, escrows, charges or other encumbrances of any kind or character whatsoever ("Encumbrances") except (i) Encumbrances for Taxes (defined herein) not yet due and payable; (ii) Encumbrances which arise in the ordinary course of business and do not, singly or in the aggregate, materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and do not materially impair the Company's ownership of any such asset or property or the Company's ability to obtain financing by using such assets or property as collateral and (iii) Encumbrances that could not reasonably be expected to result in a Material Adverse Effect. Schedule 1 hereto contains a list of all of the material assets and properties to or in which the Company has title, leasehold, license or interest.

     (m) Equity Investments. Except for Sick-Bay.com, Inc., a Delaware corporation ("Sick-Bay Delaware") the Company has not had nor does it currently have, any subsidiaries, nor has it owned, nor does it currently own, any capital stock or other proprietary interest, directly or indirectly, in any corporation, association, trust, partnership, joint venture or other entity.

     (n) Absence of Undisclosed Liabilities. The Company has no material liabilities or obligations (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become


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

due) other than liabilities or obligations disclosed in Schedule 1.

     (o) Use of Proceeds. Except as disclosed on Schedule 1, the Company is not required pursuant to any agreement, arrangement or the like to apply the proceeds received from the sale of the FFH Shares pursuant to the transactions contemplated hereby in any specified manner including, without limitation, the repayment of any obligations of the Company.

     (p) Intellectual Property Rights. As applicable:

          (i) For purposes of this Agreement, the term "Intellectual Property" shall mean (A) inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations of such patents, patent applications and patent disclosures, (B) trademarks, service marks, trade names, trade dress, logos, corporate names, Internet domain names and world wide web uniform resource locators, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (C) copyrightable works, copyrights, and applications, registrations and renewals in connection therewith, (D) source code, object code, data, programs and techniques, (F) trade secrets, proprietary information, whether patentable or unpatentable and whether or not reduced to writing (including ideas, research and development, formulas, processes and techniques, business methods, algorithms, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), and (G) all copies and tangible embodiments of the foregoing (in whatever form or medium).

          (ii) Schedule 1 contains a list of all of the Intellectual Property to and of which the Company has full title and ownership. The Company has taken all material steps reasonably necessary to preserve its legal rights in, and the secrecy of, all Intellectual Property to which the Company has full title and ownership, except those for which disclosure is required for legitimate business or legal reasons or where disclosure will not have a Material Adverse Effect on the Company.

          (iii) Except as set forth in Schedule 1, (A) the Company has or expects to be able to obtain on commercially reasonable terms all of the Intellectual Property necessary to enable the Company to carry on its business as referred to in Section 1(a) hereof and (B) to the Company's knowledge, no third party has any ownership right, title, interest, claim in or lien on any of the


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

     Intellectual Property to which the Company has full title and ownership.

          (iv) Except as set forth in Schedule 1, to the Company's knowledge, the Company has not violated or infringed, is not currently violating or infringing, has not received any written communications alleging that the Company (or any employees, consultants, contractors or other agents of the Company in their capacity as such) has violated or infringed, and has not received any written communications alleging that, by conducting the business of the Company referred to in Section 1(a) hereof, would violate or infringe, any Intellectual Property of any other person or entity.

          (v) To the best knowledge of the Company,  after due inquiry, no third
     party  has  interfered  with,   infringed  upon  or   misappropriated   any
     Intellectual Property to which the Company has full title and ownership.

          (vi) Schedule 1 sets forth all of the patent applications currently being prepared or prosecuted for the Company, and the Company has not filed any patent applications or been granted any patents.

          (vii) The Company has not granted any sublicense or similar right with respect to any Intellectual Property to which the Company has full title and ownership; no item of Intellectual Property is subject to any outstanding injunction, judgment, order, decree, ruling or change; and no action, suit, proceeding, hearing, investigation or complaint is pending or, to the Company's knowledge after due inquiry, is threatened against the Company or any Founder which challenges the legality, validity, or enforceability of any such item of Intellectual Property, except where the same would not have a Material Adverse Effect.

          (viii) Each of the employees of the Company has executed and delivered to the Company an Intellectual Property confidentiality agreement in the customary form and covering matters of the type customarily covered in such agreement. The Company has not disclosed any of its proprietary information (other than (A) in the ordinary course of business, or (B) in due diligence with potential investors, lenders or parties to potential strategic relationships), except where such disclosure would not have a Material Adverse Effect.

     (q) Employees.

          (i) Schedule 1 contains a list of all agreements with employees, consultants and advisors of the Company, indicating for


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

     each such employee such employee's time commitment (if less than full time). Except as set forth on Schedule 1, the Company has no knowledge after due inquiry that any officer, employee or group of employees intends to terminate his, her or their employment with the Company, nor does the Company have a present intention to terminate the employment of any officer, employee or group of employees. Except as set forth in Schedule 1, the Company is not delinquent in payments to any of its employees, for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by the date hereof or amounts required to be reimbursed by it to the date hereof.

          (ii) Schedule 1 hereto contains a true and complete list of (A) each plan, program, policy, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, funded or unfunded, and whether or not legally binding, which is now or previously has been sponsored, maintained, contributed to or required to be contributed to by the Company or pursuant to which the Company has any liability, contingent or otherwise, including, but not limited to, any "employee benefit plan" within the meaning of
     Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (each a "Benefit Plan"); and (B) each management, employment, bonus, option, equity (or equity related), severance, consulting, non-compete, confidentiality or similar agreement or contract between the Company and any current employee, officer, consultant, independent contractor, agent or director of the Company (an "Employee") (each an "Employee Agreement"). The Company does not currently sponsor, maintain, contribute to, nor is it required to contribute to, nor has the Company ever sponsored, maintained, contributed to or been required to contribute to, or incurred any liability to, (i) any "defined benefit plan" (as defined in ERISA Section 3(35)); (ii) any "multiemployer plan" (as defined in ERISA Section 3(37)) or (iii) any Benefit Plan which provides, or has any liability to provide, life insurance, medical, severance or other employee welfare benefits to any Employee upon his or her retirement or termination of employment, except as required by Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code").

          (iii) Based upon the representations of the Company's employees, the Company is not aware that any employee, consultant, contractor or other agent of the Company was or is obligated under any agreement (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any court or administrative agency, or any other restriction that would interfere with the use of such person's best efforts to carry out such person's duties for the Company or to promote the interests of


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

     the Company or that would conflict with the business of the Company referred to in Section 1(a) hereof except where the same would not have a Material Adverse Effect. Schedule 1 identifies agreements entered into between each Founder and his prior employer, which such agreements have been provided to FFH.

     (r) Related Transactions. No current stockholder, director, officer or employee of the Company, any "associate" (as defined in the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) of the Company, or any member of the family of any of the foregoing is presently, or since the organization of the Company, has been, directly or indirectly through such person's affiliation with any other person or entity, a party to any agreement or transaction with the Company, other than in connection with any such person's duties as a director, officer or employee of the Company.

     (s) Taxes. "Tax" or "Taxes," for purposes of this Agreement, means any taxes, assessments, duties, fees, levies, imposts, deductions, withholdings, or other governmental charges of any nature whatsoever and any liabilities with respect thereto, including any penalties, additions to tax, fines or interest thereon, imposed by any government or taxing authority of any country or political subdivision of any country.

     (t) Agreements.

          (i) Schedule 1 hereto contains a list of any and all written indentures, mortgages, guaranties, leases, licenses, loans, credit agreements, notes or other contracts, agreements or understandings (each a "Contract") to which the Company is a party.

          (ii)  Complete  copies  of all  Contracts  required  to be  listed  on
     Schedule 1 pursuant to Section 1(t)(i), including all amendments thereto, have been delivered or made available to FFH. All of the Contracts will continue to be legal, valid, binding, enforceable, and in full force and effect against the Company on identical terms following the execution of this Agreement. There has been no breach, violation or default by the Company and no event which, with notice or lapse of time or both, would (A) constitute a material breach, violation or default by the Company under any such Contract or (B) give rise to any lien or right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration against the Company under any such Contract the effect of which would be to, or be reasonably likely to, result in a Material Adverse Effect; and no other party to any such Contract is in arrears in respect of the performance or satisfaction of the terms and conditions on its part to be performed or satisfied thereunder and, except as disclosed on


                                       9
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     Schedule 1, no waiver or indulgence  has been granted by any of the parties thereto and no party to any such Contract has repudiated any provision thereof.

     (u) Compliance with Laws; Permits. The Company (i) has complied with all federal, state, local and foreign laws, rules, regulations, judgments and orders applicable to the Company and the business of the Company referred to in Section 1(a) hereof, except where the failure, individually or in the aggregate, to have so complied would not reasonably be expected to result in a Material Adverse Effect, and (ii) other than making filings under the business corporation laws of Utah and New York, the Company has not been required to obtain any federal, state, local or foreign governmental licenses, permits and qualifications material to and necessary in the conduct of the business of the Company referred to in Section 1(a) hereof.

     (v) No Conflict. The Company is not in violation of its Certificate of Incorporation or by-laws or in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any Contract required to be set forth on Schedule 1 hereto. The execution, delivery and performance by the Company of the Documents, the consummation by the Company of the transactions contemplated thereby, and the issuance, sale and delivery of the FFH Shares by the Company will not (i) materially violate any provision of law, statute, rule or regulation, or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body applicable to the Company or any of the properties or assets of the Company, (ii) materially conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company under, any material Contract or (iii) violate the certificate of incorporation or the by-laws of the Company.

     (w) Litigation; Orders. There is no civil, criminal or administrative action, suit, notice, hearing, inquiry, proceeding or investigation at law or in equity or by or before any court, arbitrator or similar panel, governmental instrumentality or other agency now pending or, to the best knowledge of the Company, after due inquiry, threatened against the Company, any officer of the Company, or the Intellectual Property or other property owned by the Company. The Company is not subject to any order, writ, injunction or decree of any court of any federal, state, municipal or other domestic or foreign governmental department, commission, board, bureau, agency or instrumentality.

     (x) No Real Property.  The Company previously maintained


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

offices at 181 Old Country Road, Hicksville, New York and presently maintains principal offices at 510 Broadhollow Road, Melville, New York and the sales offices at in Woodland Hills, California.

     (y) No Brokers or Finders. Except as disclosed on Schedule 1, neither the Company nor any of the officers, directors, employees or stockholders of the Company has employed any broker or finder in connection with the transactions with FFH contemplated by this Agreement or the other Documents, and no commissions, fees or the like are required to be paid on behalf of the Company to any party in connection with the issuance or sale of the FFH Shares pursuant to this Agreement.

     (z) Investment Banking Services. Prior to entering into this Agreement, the Company was not a party to any agreement, arrangement or the like that grants rights to any third party with respect to the performance of investment banking services for the Company, including, without limitation, with respect to the sale of the Company or a public offering, including an initial public offering, of securities of the Company.

     (aa) Suitability. None of the officers and directors of the Company (i) has ever been indicted for or convicted of any felony or any crime involving fraud or misrepresentation; (ii) is subject to any order, judgment or decree of any court of competent jurisdiction or any governmental authority barring, suspending, or otherwise limiting the right of the Company or such person to engage in any activity conducted by the Company; or (iii) has been denied any license or permit affecting the Company's or such person's ability to conduct any activity conducted by the Company, nor is there any basis upon which such liability to conduct any activity conducted or to be conducted by the Company may be denied.

     2. Representations and Warranties of FFH. FFH represents and warrants to the Company as of the date hereof and as of the Initial Closing (as that term is defined in paragraph 3(f) below), and agrees with the Company, as follows:

     (a) Purchase Entirely for Own Account. FFH is acquiring the FFH Shares to be purchased by it under this Agreement for its own account, for investment and not with a view to the distribution thereof within the meaning of the Securities Act; provided, however, that FFH may transfer such the FFH Shares at any time to any of its affiliates so long as any such transfer does not effect a change in the investment intent of any such transferee. For purposes of this Agreement, the term "affiliate" shall mean (i) in the case of a corporation or other entity, any corporation or other entity in which the subject person (A) (1) owns or controls the voting rights of 50% or more of the capital stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or entity or (2) has the right to nominate and/or elect at least one-half of the members of the board of directors of such corporation or entity or (3) at least one-half of the then current members of the board of directors of such corporation or entity were nominated or designated for election as directors of such corporation by the subject person and (B) for financial reporting purposes, the financial statements of the subject person includes on a consolidated basis the financial statements of such corporation or other entity, and (ii) in the case of an individual, a member of that individual's immediate family, by blood or marriage.

     (b) Restricted Securities. FFH understands that (i) the FFH Shares have not been and will not be registered under the Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act and (ii) the FFH Shares may not be sold unless such disposition is registered under the Securities Act or is exempt from registration thereunder. FFH further understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to FFH) promulgated under the Securities Act depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

     (c) Accredited Investor. FFH is an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act. FFH (i) fully understands that an investment in the Company is highly speculative and that FFH may lose its entire investment in the FFH Shares; (ii) is experienced in evaluating and investing in companies such as the Company, (iii) is capable of evaluating the merits and risks of FFH's investment in the FFH Shares; (iv) is able to bear the economic risk of a loss of the entire amount of its investment in the FFH Shares; and (v) is prepared to hold FFH for an indefinite period of time.

     (d) Disclosure of Information. FFH has received from the Company all of the information which FFH has requested. FFH further represents that FFH has had an opportunity to ask questions and receive answers from the Company regarding the business of the Company referred to in Section 1(a) hereof and the terms and conditions of the offering of the Series A Shares. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 1 or the right of FFH to rely thereon.

     (e) Due Authorization. FFH has full power and authority to enter into the Documents to which FFH is a party and to carry out the transactions contemplated by such Documents, each such Document has been duly authorized by all necessary corporate or other action on the part of FFH, and each such Document constitutes a valid and binding agreement of FFH enforceable against FFH in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and equitable principles generally.

     (f) Consents. No permit, authorization, consent or approval of or by, or any notification of or filing with, any person (governmental or private) is required of FFH in connection with the execution, delivery and performance of this Agreement or the other Documents to which FFH is a party, the consummation by FFH of the transactions contemplated hereby or thereby (other than such notifications or filings required under the General Corporation Law of the State of Utah and applicable federal and state securities laws, if any, which shall be made on a timely basis) except where the absence of such permit, authorization, consent, approval, notification or filing would not result in a material adverse change in the business, operations, properties, assets or financial condition, or in the earnings, business affairs or business prospects of FFH.

     (g) No Conflict. The execution, delivery and performance by FFH of the Documents to which FFH is a party and the consummation by FFH of the transactions contemplated hereby and thereby will not (i) materially violate any provision of law, statute, rule or regulation, or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body applicable to such Series A Investor or any of the properties or assets of FFH or (ii) violate the certificate of incorporation or the by-laws of FFH.

     (h) No Brokers or Finders. Except as disclosed by FFH in writing to the Company prior to the date hereof, FFH has not employed any broker or finder in connection with the transactions contemplated by this Agreement or the other Documents, and no commissions, fees or the like are required to be paid on behalf of FFH to any party in connection with the issuance or sale of the FFH Shares pursuant to this Agreement.

3. Sale and Delivery of the Shares to FFH:

     (a) Sale and Purchase of the FFH Shares. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to FFH and FFH agrees to purchase from the Company, for the consideration specified in aubparagraphs (b) and (c) of this Section 3 a total of up to Six Million Four Hundred Thousand (6,400,000) shares of the Company's Common Stock as follows:

     (i) The Company has issued and authorized for delivery to FFH Five Hundred Thousand (500,000) shares of the Company's Common Stock prior to the date hereof:

      (ii) The Company will issue and deliver to FFH One Million Two Hundred Fifty Thousand (1,250,000) additional shares of the Company's Common Stock on or before March 15, 2000;

      (iii) The Company will issue and deliver to FFH One Million Two Hundred Fifty Thousand (1,250,000) additional shares of the Company's Common Stock on or before May 1, 2000;

      (iv) The Company will issue and deliver to FFH One Million Four Hundred Thousand (1,400,000) additional shares of the Company's Common Stock on or before May 1, 2001, subject to adjustment as provided in subparagraph (e) hereof; and

      (v) The Company may, at its option, issue and deliver to FFH an additional Two Million (2,000,000) shares of the Company's Common Stock on the sooner of (a) March 1, 2001 or (b) the closing of any acquisition in which the Company acquires, with the consent of assistance of FFH, any entity with a valuation of Two Million Dollars ($2,000,000) or more. The valuation procedure and the final valuation of any assets or services received by the Company as compensation for the issuance of the shares contemplated in this paragraph 3(c)(v) shall be mutually agreed upon by the parties to this Agreement.

     (b) In exchange for the Shares required and permitted to be issued by the Company pursuant to subparagraph (a) hereof, FFH shall pay to the Company the cash amounts set forth below and provide the additional services set forth in paragraph (c) hereof.

      (i) Five Hundred Thousand Dollars ($500,000), which has been paid to date;

      (ii) One Million Two Hundred Fifty Thousand Dollars ($1,250,000) on March 15, 2000;

      (iii) One Million Two Hundred Fifty Thousand Dollars ($1,250,000) on May 1, 2000; and

      (iv) If the additional Two Million (2,000,000) shares permitted to be delivered pursuant to paragraph 3(a)(v) above are so delivered, Two Million

          Dollars ($2,000,000) in cash, net additional consideration, shall be due upon delivery thereof.

     (c) As additional consideration for the FFH Shares, FFH agrees to provide the services itemized in Schedule 3(c) to this Agreement to the Company from March 2, 2000 to March 2, 2005 (the "Expiration of the Services Period"), unless earlier terminated by the Company. The parties to this Agreement have stipulated and agreed that the fair value of such services is Ten Million ($10,000,000) Dollars, which amount shall be accounted for as an expense of the Company at the rate of Two Million Dollars ($2,000,000) per annum; Five Hundred Thousand Dollars ($500,000) per fiscal quarter. Notwithstanding the foregoing, the Company may terminate such services at any time, with or without cause. If the Company has cause for termination, FFH shall be required to return to the Company shares of the Company's Common Stock have a value equal to the unamortized portion of the services. For the purposes of this provision, if the services provision is terminated for cause, the fair value of the shares at the time thereof shall mean the greater of (i) Ten Dollars ($10.00) per share, subject to adjustment based upon any change in the Company's capitalization; or
(ii) the open market fair market value for such shares as determined by the average market price for such shares during the ten (10) days preceding any such termination. If the Company terminated the services of FFH without cause, FFH shall retain all of its shares.

     (d) FFH shall have the right and option to purchase up to an additional Four Million (4,000,000) shares of the Company's Common Stock provided a closing is held on or before September 15, 2000 for an additional purchase price of Four Dollars per share($4.00). Such option to be exercisable by delivery of written notice of intention to exercise not later than ten (10) days before the scheduled closing date.

     (e) FFH shall forfeit and return to the Company Two Hundred Thousand (200,000) shares per month for each month following September 30, 2000 that the Company's shares are not listed on the New York Stock Exchange, American Stock Exchange, NASDAQ National Market or NASDAQ Small Cap Market. Provided, however, that the maximum number of shares to be forfeited and returned hereunder shall be One Million Four Hundred Thousand (1,400,000) shares. Furthermore, in the event that prior to April 30, 2001: (i) a change of control occurs at the Company and FFH is unable to list the Company's shares on the above named exchanges due to that change of control; (ii) the Company determines, for any reason, that it no longer desires listing on an exchange; or (iii) the Company effectively terminates its relationship with FFH, the number of shares which have not been forfeited pursuant to this paragraph 3(f) shall immediately vest to FFH free and clear of any and all liens, encumbrances, options or rights of others.

     (f) Renewal Option. The Company has the option to renew FFH's services as defined in this paragraph 3. for a period of one year beginning on March 2, 2005 and expiring March 2, 2006 (the "FFH Option Expiration Date"). In order to exercise such option, the Company shall:

          (i) notify FFH in writing of the Company's desire to exercise such option before December 1, 2004 (90 days prior to the expiration date); and

          (ii) issue to FFH One Million (1,000,000) shares of its Common Stock to FFH prior to the FFH Option Expiration Date.

     (g) Initial Closing. Payment of the purchase price for, and delivery of certificates for the FFH Shares shall be made at the offices of Beckman, Millman & Sanders, LLP, 116 John Street - Suite 1313, New York, New York 10038, or at such other place as shall be agreed upon by FFH and the Company, and shall be made at the time and date of execution of this Agreement (such payment and delivery being herein called the "Initial Closing").

     (h) Subsequent Closings. Upon the occurrence of any of the events contemplated in paragraphs 3(a)(ii), 3(a)(iii) or 3(a)(iv) the Company and FFH shall exchange the appropriate funds and shares at a subsequent closing the terms of which shall be agreed to by both the Company and FFH either orally or otherwise.

     (i) Form of Payment. Payment for the FFH Shares purchased hereunder shall be made to the Company by FFH by (i) a certified check or wire transfer of immediately available funds in the amounts specified in paragraphs 3(a)(i), (ii) and (iii) above.

     (j) Denominations; Registration. Certificates for the FFH Shares purchased by FFH pursuant to this Agreement shall be in such denominations and registered in such names as FFH may request in writing at the Initial Closing.

4. Covenants of the Company. The Company covenants with FFH as follows:

     (a) Accounting Controls and Principles. The Company will maintain a system of internal accounting controls sufficient to provide reasonable assurance that transactions will be recorded as necessary to permit preparation of financial statements to maintain asset accountability and in conformity with generally accepted accounting principles consistently applied. Until such time that the Company is able to retain a "Big Five" independent accountant as the independent auditor any disbursement or series of related disbursements by the Company in an aggregate amount of $250,000 or more, shall require the approval of at least one of the directors elected to the Company's Board of Directors pursuant to Section 2.1.1(c) or Section 2.1.1(d) of the Stockholders' Agreement.

     (b) Operating Plan. Within thirty (30) days prior to the beginning of each fiscal year, the Company shall cause the Company's management to provide for approval by the Board of Directors of the Company an operating plan in respect of such fiscal year, which operating plan shall include, without limitation, (i) an annual budget (the "Annual Budget") for such fiscal year with details on forecasted revenues, operating costs, cashflow from operations, capital expenditures and other investing activities, and financing activities and (ii) other details as may reasonably be requested by the Board of Directors. Attached hereto as Exhibit C is the initial Annual Budget for the Company, which such initial Annual Budget covers a period of less than one year. The Company shall prepare, as soon as practicable after the date hereof, a detailed Annual Budget.

     (c) Information Rights and Visitation Rights.

          (i) FFH shall have the right, upon reasonable notice, during the Company's regular business hours, for any purpose reasonably related to FFH's interest as a stockholder of the Company, to visit the Company's facilities and to inspect the Company's books and records and to make copies thereof at FFH's expense.

     (d) Private Placement. Neither the Company nor any affiliate (as defined in Rule 405 under the Securities Act) of the Company will (i) sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of, any security (as defined in the Securities Act) which will be integrated with the sale of the FFH Shares in a manner that would require the registration under the Securities Act of the FFH Shares or (ii) engage in any form of general solicitation or general advertising (within the meaning of Rule 502(c) of Regulation D under the Securities Act) in connection with the offer and sale of the FFH Shares.

     (e) Insurance. The Company shall, if it has not done so by the Initial Closing, promptly thereafter obtain and cause to be maintained the following insurance policies, each with a reputable insurer reasonably satisfactory to FFH and in form and substance reasonably satisfactory to FFH: (i) key-man life insurance policies for the benefit of the Company covering the lives of Messrs. Basile and Motola, each such policy to provide for payment of at least $2,000,000 to the Company upon the death of the person covered thereby; (ii) a director and officer liability insurance policy for the benefit of the executive officers and members of the Board of Directors of the Company, which such policy provides coverage in amount and scope consistent with prudent industry practice; and (iii) one or more insurance policies that insure all of the assets of the Company that are of insurable character against risks of liability, casualty and fire, theft and other losses and liabilities customarily obtained, if at all, to cover comparable businesses and assets in amounts, scope and coverage which are consistent with prudent industry practice.

     (f) Transfer Taxes. The Company agrees that it will pay, and will hold FFH harmless from any and all liability with respect to any stamp or similar taxes which may be determined to be payable in connection with the execution and delivery and performance of this Agreement or any modification, amendment or alteration of the terms or provisions of this Agreement.

     (g) Use of Proceeds. The Company shall use the net proceeds from the sale of the FFH Shares for working capital and general corporate purposes.

     (h) Agreements with Employees. With respect to employees of the Company, the Company shall enter into and maintain agreements with each such employee, which agreements shall include provisions covering, among other things, protection of confidential information of the Company, and assignment of inventions and other intellectual property to the Company. In addition, the Company shall in its form employee agreement or in its employee policy manual include provisions obligating the employee of the Company covered thereby to refrain from competing with the Company during and following such employee's employment by the Company.

     (i) Option and Restricted Stock Plan. On January 1, 2000 the Company adopted a Option and Restricted Stock Plan in the customary form and covering matters of the type customarily covered in such plan. Such plan provided for the reservation of Permitted Options and Restricted Stock for issuance to employees, officers, directors, advisors and consultants of the Company, which such shares shall represent One Million (1,000,000) shares or 4.0% of the aggregate Common Stock Equivalents of the Company immediately following the Initial Closing.

5. Conditions of FFH's Obligations. The obligations of FFH hereunder at the Initial Closing are subject to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions:

     (a) Stockholders' Agreement. At or prior to the Initial Closing, the Company and the holders of the Common Stock of the Company shall have executed and delivered to FFH the Stockholders'

Agreement and such Stockholders' Agreement shall be in full force and effect.

     (b) Registration Rights Agreement. At or prior to the Initial Closing, the Company shall have executed and delivered to FFH the Registration Rights Agreement and such Registration Rights Agreement shall be in full force and effect.

     (c) Employment Agreements. Each of the officers and key employees of the Company, including, without limitation, each of Messrs. Basile and Motola have entered into employment agreements dated January 1, 2000.

     (d) Authorizations. All authorizations, permits and approvals (including Board of Directors and stockholder approvals) required for the consummation of the transactions contemplated hereby as of the date and time of the Initial Closing, shall have been received. The Company and each of the other parties to the Documents other than FFH shall have performed and complied in all material respects with all agreements, covenants and conditions contained in each Document that are required to be performed or complied by the Company and such other parties at or before the Initial Closing.

     (e) Opinion of Counsel for the Company. At the time of the Initial Closing, FFH shall have received the favorable opinion, dated as of the Initial Closing, of D. David Cohen, counsel to the Company, in such form and containing such representations as is customary for a transaction of the type contemplated herein.

     (f) Additional Documents. All proceedings taken by the Company in connection with the issuance and sale of the FFH Shares as herein contemplated shall be reasonably satisfactory in form and substance to FFH and their counsel.

6. Conditions of the Company's Obligations. The obligations of the Company hereunder at the Initial Closing are subject to the performance by FFH of its covenants and other obligations hereunder, and to the following further conditions:

     (a) Stockholders' Agreement. At or prior to the Initial Closing, FFH shall have executed and delivered to the Company the Stockholders' Agreement and such Stockholders' Agreement shall be in full force and effect.

     (b) Registration Rights Agreement. At or prior to the Initial Closing, FFH shall have executed and delivered to the Company the Registration Rights Agreement and such Registration Agreement shall be in full force and effect.

     (c) Opinion of Counsel for FFH.  At the time of the Initial

Closing, the Company shall have received the favorable opinion, dated as of the Initial Closing, of Beckman, Millman & Sanders, LLP, counsel to FFH, in such form and including such representations acceptable to the Company's counsel.

7. Confidentiality. Except as required by law or judicial order, any and all Confidential Information (as defined below) of either the Company or FFH shall be subject to the provisions of this Section 7 for a period of two (2) years following the later of (A) disclosure of such Confidential Information to the receiving party and (B) the date that FFH no longer has the right to nominate a director to the Board of Directors of the Company pursuant to Section 2.1.1(d) of the Stockholders' Agreement (the "Confidentiality Period"). Confidential or proprietary information disclosed by FFH or the Company, as well as the terms of the Documents and the investments by FFH in the Company, shall be considered confidential information (as hereinafter defined, the "Confidential Information"). Confidential Information shall not include any information which
(i) is publicly available at the time of disclosure to the receiving party or thereafter becomes publicly available not as a result of a breach of any duty of confidentiality to any party hereunder, (ii) was known to the party charged with a confidentiality obligation hereunder before disclosure from the other party hereto on a confidential basis; (iii) was obtained from a source which the receiving party reasonably believed owed no duty of confidentiality to any party hereunder, (iv) is authorized for release in writing by the disclosing party,
(v) is developed by the receiving party completely independently of any Confidential Information received by such party, or (vi) that is required to be disclosed pursuant to applicable law, a court order, a judicial proceeding, or the enforcement hereof, provided that the disclosing party is provided with reasonable prior written notice so that the disclosing party may contest such disclosure. Neither the Confidential Information nor the terms of this Agreement shall be disclosed by the Company or FFH to any third party without the other party's prior written consent; provided that from and after the Initial Closing, the Company may disclose the terms of the sale and issuance of the FFH Shares and copies of the documents relating thereto, solely to the Company's employees, investors, investment bankers, lenders, accountants, legal counsel, business partners, and bona fide prospective investors, lenders and business partners, in each case only where such persons or entities have been advised by the Company of the confidential nature of such information and the Company's obligation with respect thereto and such parties, other than legal counsel, have executed and delivered to the Company an agreement containing confidentiality obligations substantially equivalent to those set forth in this Section 7; provided, however, that the Company may without the cover of confidentiality disclose orally or in writing that FFH has invested the funds contemplated in this Agreement in the Company as the sole purchaser of the FFH Shares. In any event, during the Confidentiality Period, prior to the disclosure of any Confidential Information to a third party, the Company shall use its best efforts to obtain from such third party an executed agreement containing confidentiality obligations substantially equivalent to those set forth in this
Section 7; provided, however, that in the event such executed agreement cannot be obtained, the Company may disclose only that information that has been previously approved by the Board of Directors of the Company as suitable for disclosure. The parties may at any time make public announcements or filings regarding the parties' relationship which are required by applicable law, regulatory bodies, or stock exchange or stock association rules, so long as the party so required to make the public announcement or filing, promptly upon learning of such requirement, notifies the other affected party of such requirement and in the case of public filings, including, without limitation, periodic and other reports filed under the Securities Exchange Act of 1934, as amended, seeks confidential treatment for information reasonably determined by the parties as appropriate for such treatment.

8. Representations, Warranties and Agreements to Survive Delivery. All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company submitted pursuant hereto, shall remain operative and in full force and effect indefinitely, regardless of any investigation made by or on behalf of FFH, or by or on behalf of the Company, and shall survive delivery of the FFH Shares to FFH; provided, however, that the representations, warranties and agreements contained in Sections 1(d), (e), (j),
(l),  (m),  (n),  (o),  (p),  (q), (r), (t), (w), (x), (z) and (aa) hereof shall survive for a period of only eighteen (18) months following the Initial Closing. Notwithstanding anything to the contrary contained in the foregoing, nothing in this Section 8 is intended to indicate that any representation or warranty will be true at any time other than at the time of simultaneous execution of this Agreement and the Initial Closing.

9. Indemnification.

     (a) Indemnity by Company. The Company shall indemnify FFH and their directors, officers and employees against all expenses, costs, losses, claims, damages, liabilities and judgments (including, without limitation, reasonable attorney's fees and expenses) resulting from (i) any action or proceeding brought by a third party alleging that the Company's execution or consummation of this Agreement, the other Documents, the Certificate of Incorporation or otherwise conflicts with any commitment by such third party to provide financing to the Company, (ii) any breach of the representations and warranties of the Company set forth in Section 1 hereof other than the representations and warranties identified in the proviso to Section 8 that has resulted or is reasonable likely to result in a Material Adverse Effect and (iii) any breach of the representations and warranties of the Company set forth in Section 1 that are identified in the proviso of Section 8 that has resulted or is reasonably likely to result in a Material Adverse Effect and which Material Adverse Effect occurs within six (6) months from the date of discovery of the breach by the indemnified persons; provided, however, that such indemnity shall not extend to any expenses, costs, losses, claims and damages arising out of the gross negligence or willful misconduct of any person indemnified under this Section 9(a) or any action or inaction on the part of any such indemnified person other than the execution of this Agreement and the other Documents.

     (b) Indemnity by FFH. FFH shall indemnify the Company and its directors, officers and employees against all expenses, costs, losses, claims, damages, liabilities and judgments (including, without limitation, reasonable attorney's fees and expenses) resulting from any breach of the representations and warranties of FFH set forth in Section 2 hereof; provided, however, that such indemnity shall not extend to any expenses, costs, losses, claims and damages arising out of the gross negligence or willful misconduct of any person indemnified under this Section 9(c).

     (d) Notice of Actions or Proceedings. In case any action or proceeding shall be commenced involving any party in respect of which indemnity may be sought pursuant to Sections 9(a), 9(b) or 9(c) (the "indemnified party"), the indemnified party shall promptly notify the party against whom such indemnity may be sought (the "indemnifying party") in writing of such action or proceeding; provided, however, that failure of an indemnified party to provide such notice shall not relieve the indemnifying party of its obligations under this Section 9 if such failure does not materially and adversely affect the rights of the indemnifying party.

     (e) Defense of Actions and Proceedings. The indemnifying party may assume the defense of such action or proceeding provided that the expenses of the indemnified party are reimbursed as they are incurred (including, without limitation, the payment of all reasonable and documented fees and expenses of counsel to the indemnified party) and the indemnifying party has not failed to comply with any such reimbursement request. Any indemnified party shall have the right to employ separate counsel in any such action or proceeding and participate in the defense thereof, but the reasonable fees and expenses of such counsel shall be at the expense of the indemnified party, unless (i) the employment of such counsel shall have been specifically authorized in writing by the indemnifying party, (ii) the indemnifying party shall have failed to assume the defense of such action or proceeding or (iii) the named parties to any such action (including any impleaded parties) include both the indemnified party and the indemnifying party, and the indemnified party shall have been reasonably advised by such counsel that the representation of the indemnifying party and the indemnified party by the same counsel would be inappropriate due to actual or potential differing interests between the indemnifying party and the indemnified party (in which case the indemnifying party shall not have the right to assume the defense of such action on behalf of the indemnified party). In any such case, the indemnifying party shall not, in connection with any one action or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for all indemnified parties and all such reasonable fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by FFH. The indemnifying party shall indemnify and hold harmless the indemnified party from and against any and all expenses, costs, losses, claims, damages, liabilities and judgments by reason of any settlement made by the indemnified party of any action (i) effected with the indemnifying party's written consent or (ii) effected without the indemnifying party's written consent if the indemnifying party is adjudicated by a court of competent jurisdiction to have breached its obligations under this Section 9 and if the indemnified party enters into the settlement more than twenty business days after the indemnifying party shall have received a request from the indemnified party for reimbursement for the reasonable fees and expenses of counsel (in any case where such reasonable fees and expenses are at the expense of the indemnifying party) and, prior to the date of such settlement, the indemnifying party shall have failed to comply with such reimbursement request. The indemnifying party shall not, without the prior written consent of the indemnified party, effect any settlement or compromise of, or consent to the entry of judgment with respect to, any pending or threatened action or proceeding in respect of which the indemnified party is or could have been a party and indemnity may be or could have been sought hereunder by the indemnified party, unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability on claims that are or could have been the subject matter of such action or proceeding and
(ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of the indemnified party.

10. Miscellaneous.

     (a) Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand-delivery, first-class mail (registered or certified, return receipt requested, with a copy sent by ordinary mail on the same day), telex, telecopier with confirmation and followed promptly by hard copy in accordance with this provision, or courier guaranteeing overnight delivery and recognized for high quality service:

          (i) if to FFH, at

          c/o First Frontier Holdings, Inc.
          Beckman, Millman & Sanders, LLP
          General Counsel
          First Frontier Holdings, Inc.
          116 John Street - Suite 1313
          New York, NY 10038
          Tel: 212/406-4700
          Fax: 212/406-3750

          Attn: Steven A. Sanders, Esq.

          (ii) if to the Company at

          Sickbay.Com, Inc.
          510 Broadhollow Road
          Melville, NY 11747
          Attention: Mr. Mark R. Basile, CEO
          Tel: 516/694-0040
          Fax: 516/694-2234

          with a copy to:

          D. David Cohen, Esq.
          The Jericho Atrium
          500 No. Broadway - Suite 133
          Jericho, New York 11753
          Tel: 516/933-1700
          Fax: 516/933-8454

or, in any case, at such other address or addresses as shall have been furnished in writing to the Company (in the case of a Series A Investor) or to FFH (in the case of the Company) in accordance with the provisions of this Section 10(a).

     All such notices and communications shall be deemed to have been duly given: at the time delivered, if delivered by hand or telex; one (1) business day if sent by overnight courier; five (5) business days after being deposited in the mail, if mailed; and when receipt acknowledged, if telecopied.

     (b) Parties. This Agreement shall inure to the benefit of and be binding upon FFH and the Company and their respective successors and assigns; provided, however, that the rights of FFH set forth in Sections 3(e), 4(b), 4(c)(i)(E)(2) and 4(c)(ii) (but only to the extent that Section 4(c)(ii) provides greater visitation and inspection rights than would otherwise be afforded to holders of the Company's Common Stock in the absence of the grant of rights in Section 4(c)(ii)) shall terminate as to FFH and be of no further force or effect on the earlier of (A) a Qualified IPO and (B) such time that less than 20% of the FFH Shares originally issued remain outstanding; provided, however, that the rights set forth in Section 3(f) and Section 4 shall expire as to any holder of the FFH Shares who holds less than 5% of the outstanding capital stock of the Company; and further provided, however, that such rights shall not be assignable to any competitor of the Company unless such assignment is in connection with the sale by FFH of a majority of the FFH Shares held by them. Nothing expressed or implied in this Agreement is intended or shall be construed to give any person, firm or corporation, other than FFH and the Company and their respective successors and assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of FFH and the Company and their respective successors and assigns, and for the benefit of no other person, firm or corporation. No purchaser of Shares from FFH shall be deemed to be a successor by reason merely of such purchase.

     (c) Submission to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the County of New York, for any action, proceeding or investigation in any court or before any governmental authority ("Litigation") arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any Litigation relating thereto except in such courts). Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America, in each case located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum.

     (d) Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law rules thereof, applicable to contracts made and to be performed within that State.

     (e) Remedies. Each of the Company and FFH acknowledges and agrees that any failure by the other party to comply with its obligations under Sections 3(g) and 4(c)(i) (other than clauses (A) and E(1) thereof), and 7 and, until a system of internal accounting controls has been approved by the Board of Directors or an annual audit by the Company's independent auditor has been accepted by the Board of Directors, Section 4(a)(i) hereof, may result in material irreparable injury to the Company or FFH as the case may be, for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of any such failure, the Company or FFH, as the case may be, may seek such relief as may be required to specifically enforce the other party's obligations thereunder. Each of the Company and FFH further agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

     (f) Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

     (g)   Counterparts.   This  Agreement  may  be  executed  in  one  or  more
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart executed by the party against whom enforcement is sought.

     (h) Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement unless the effect thereof would be to alter materially the effect of this Agreement, and this Agreement (if not so altered) shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

     (i) Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy on the part of any party upon any breach or default of any party to this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any party of any breach or default under this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing and that all remedies either under this

Agreement, or by law otherwise afforded to any party, shall be cumulative and not alternative.

     (j) Entire Agreement. This Agreement, together with the other Documents being executed in connection herewith, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the registration rights granted with respect to the Restricted Stock.


                  [Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



     SICKBAY.COM, INC.


     By:  _________________________________________
          Mark R. Basile
          Chief Executive Officer


     By:  _________________________________________
          Allen D. Motola
          President



     FIRST FRONTIER HOLDINGS, INC.


     By:  _________________________________________
          Glen B. Bilbo
          Chief Executive Officer and President

                                   SCHEDULE 1


-    jurisdictions in which the Company conducts business

-    jurisdictions in which the Company is in good standing

- list of all holders of record of capital stock of the Company who are either officers, directors or holders of 10% or more of any class, including the number of shares of capital stock held by each such holder

- list of all outstanding warrants, options, agreements, convertible securities or other commitments pursuant to which the Company is or may become obligated to issue any shares of its capital stock or other securities, which names all persons entitled of record to receive such shares or other securities, the shares of capital stock or other securities required to be issued thereunder as of the date hereof and the price per share, if any, payable with respect to the issuance of any share of capital stock issuable thereunder

- list of all of the material assets and properties to or in which the Company has title, leasehold, license or interest

- list of all of the intellectual property to and of which the Company has full title and ownership

- list of all intellectual property the Company does not have and needs and believes it will not be able to obtain on commercially reasonable terms

- list of all possible violations or infringements by the Company including any written communications it has received alleging that the Company (or any employees, consultants, contractors or other agents of the Company in their capacity as such) has violated or infringed, and has not received any written communications alleging that, by conducting the business of the Company referred to in Section 1(a) hereof, would violate or infringe, any Intellectual Property of any other person or entity

- list of all of the patent applications currently being prepared or prosecuted for the Company, and the Company has not filed any patent applications or been granted any patents

- list of all agreements with employees, consultants and advisors of the Company, indicating for each such employee such employee's time commitment (if less than full time).

- list of employees that the Company reasonable believes has intention to terminate his, her or their employment with the Company

-    list of employees that the Company has a present intention to terminate

- list of all payments in which the Company is delinquent to any of its employees, for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by the date hereof or amounts required to be reimbursed by it to the date hereof

-    list of agreements between Founders and prior employers

                                  SCHEDULE 3(C)

     FFH shall perform the following services for the Company:

     (i) strategic planning for all phases of corporate growth;

     (ii) legal consultation for corporate positioning and Securities and Exchange Commission compliance;

     (iii) strategic financial planning for all phases of corporate growth;

     (iv) technical support relative to future acquisitions;

     (v) due diligence assistance for Company acquisitions;

     (vi) merger and acquisition consultation for short term acquisitions and long term exit strategies;

     (vii) consultation for retaining sureties and bonding services;

     (viii) strategic planning for selection and approval of public exchange venues;

     (ix) structure future financial instruments for capital expansion;

     (x) introduction and negotiations to key institutional clients for market support, analysis and rating; and

     (xi) introduction to international institutional clients, exchanges and foreign markets.

                                    EXHIBIT A
                             STOCKHOLDERS' AGREEMENT

                                    EXHIBIT B
                          REGISTRATION RIGHTS AGREEMENT

                                    EXHIBIT C
                              INITIAL ANNUAL BUDGET

                                    EXHIBIT D
                            OPINION OF D. DAVID COHEN

                                    EXHIBIT E
                   OPINION OF BECKMAN, MILLMAN & SANDERS, LLP



                                                                  April 17, 2001


Sickbay.com, Inc.
510 Broadhollow Road
Melville, New York 11747

     Re: Financing Transaction by and between First Frontier Holdings, Inc. and Sickbay.com, Inc.

Ladies and Gentlemen:

     We are counsel to First Frontier Holdings, Inc, ("Purchaser") and have acted as counsel to Purchaser in connection with a certain Stock Purchase Agreement and Schedule to Stock Purchase Agreement dated as of __________, 2000 (the "Stock Purchase Agreement"), by and between Purchaser and Sickbay.com, Inc.("Seller"), a Registration Rights Agreement dated _______, 2000 ("Registration Agreement") and a Stockholders' Agreement dated as of ____________, 2000 and any additional closing documents not specifically named herein but executed contemporaneously with the aforementioned documents. The Stock Purchase Agreement, Registration Agreement and Stockholders' Agreement shall be collectively referred to in this opinion as the "Acquisition Documents". We have examined the Acquisition Documents and have made such other investigations as we have deemed necessary in connection with the opinions hereinafter set forth.

     All capitalized terms used herein without further definition shall have the respective meanings ascribed thereto in the Stock Purchase Agreement.

     Based upon the foregoing, and upon such investigations as have deemed necessary, it is our opinion that:

     1. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has good standing in all jurisdictions in which it does business.

     2. Purchaser has the corporate power and authority to enter into and to perform its obligations under the Acquisition Documents and to execute and deliver the Acquisition Documents to you. The execution, delivery and performance of the Acquisition Documents has been duly authorized by all requisite corporate action on behalf of, and the Acquisition Documents have been duly executed and delivered by Purchaser.

     3. The Acquisition Documents represent valid and binding obligations of Purchaser enforceable in accordance with their terms.

     4. The execution and delivery of the Acquisition Documents and the performance of Purchaser's obligations thereunder (i) does not conflict with or result in a violation of the Articles of Incorporation or By-Laws of Purchaser, as amended, (ii) does not conflict with or violate any applicable statute, law or regulation, (iii) shall not violate or result in a default by Purchaser (immediately or with notice or the passage of time, or both) under any agreement, contract or instrument to which Purchaser is a party or by which Purchaser is bound, and (iv) shall not conflict with or violate any order, writ, judgement or decree known to us to which Purchaser is a party or is subject.

     5. There is no suit, action or proceeding pending or threatened against or affecting Purchaser, before or by any court, administrative agency or governmental authority, or which brings or may bring into question the validity or enforceability of any of the transactions contemplated by the Acquisition Documents.

     6. No approval, authorization or other action by, or filing with, any governmental authority is required in connection with the execution and delivery by Purchaser of the Loan Documents.

     7. The Registration Rights Agreement has been duly and validly executed and delivered to Purchaser.

Sickbay.com, Inc.
April 17, 2001
Page 3


     8. The Acquisition Documents have been duly executed and delivered by the Purchaser and constitute legal, valid and binding agreements of the Purchaser which are enforceable against the Purchaser in accordance with their respective terms and conditions, subject to the effects of bankruptcy, insolvency, fraudulent preference and other similar laws relating to or affecting creditor's rights generally and general equitable principles (whether considered in a proceeding in equity or at law).


                                         Very truly yours,
                                         BECKMAN, MILLMAN & SANDERS, LLP



                                         By: _________________________________
                                             Beckman, Millman & Sanders, LLP